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                                                                    EXHIBIT 10.4

                         EMPLOYMENT AGREEMENT 11/17/00

This Employment Agreement (the "Agreement") in entered into as of November 17, 2000 Between INSIGHT DIRECT WORLDWIDE, INC. ("Company"), and Dino Farfante ("Executive").

                                    RECITALS

Executive is currently employed by Company in the position of Executive Vice President. Company is the wholly owned subsidiary of Insight Enterprises, Inc. (the "Parent"). Company has decided to offer executive an employment agreement, the terms and provisions of which are set forth below.

NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

1)  TERMS OF AGREEMENT

    a) Initial Term. Executive shall be employed by Company for the duties set forth in Section 2 for a two year term, commencing as of 1/01/01 and ending on 12/31/02 (the "initial Term"), unless sooner terminated in accordance with the provisions of this Agreement.

    b) Renewal Term: Employment period Defined. On each successive day after the commencement of the Initial Term, without further action on the part of Company or Executive, this Agreement shall be automatically renewed for a new 2-year term dated effective and beginning upon each such successive day (the "Renewal Term"); provided, however, that Company may notify Executive, or the Executive may notify the Company, at any time, that there shall be no renewal of this Agreement, and in the event of such notice, neither party shall be under any obligation to renew or extend this Agreement. The period of time commencing as of the date hereof and ending on the effective date of the termination of employment of Executive under this or any successor Agreement shall be referred to as the "Employment Period".

2)  POSITION AND DUTIES

    a) Job Duties. Company does hereby employ, engage and hire Executive as Executive Vice President, of Company, and Executive does hereby accept and agree to such employment, engagement, and hiring. Executive's duties and authority during the Employment Period shall be such executive and managerial duties as the President and Chief Operating Officer ("President") shall reasonably provide; provided that such duties and authority shall not be materially different than they are at the date of this Agreement; further that the authority of Executive shall not be diminished, and that Executive shall not be demoted. Executive will devote such time as the President shall reasonably determine; provided that such devotion of time shall not be materially different from Executive's devotion of time at the date of this Agreement, reasonable absences because
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      of illness, personal and family emergencies excepted. Executive shall be required to work and travel in various countries in Europe throughout the term of this agreement.

   b) Best Efforts. Executive agrees that at all times during the Employment Period he will faithfully, and to the best of his ability, experience and talents, perform the duties that may be required of and from him and fulfill his responsibilities hereunder pursuant to the express terms hereof. Executive's ownership of, or participation (including any board memberships) in, any entity (other than Company or Parent) must be disclosed to the President; provided, however, that Executive need not disclose any equity interest held in any public company or any private company that is not engaged in a competing business as defined in Section 10 of this Agreement when such interest constitutes less than 1% of the issued and outstanding equity of such public or private company.

3) COMPENSATION

   a) Base Salary. Company shall pay Executive a "Base Salary" in consideration for Executive's services to Company at the rate of $270,000 per annum. The Base Salary shall be payable as nearly as possible in equal semi-monthly installments or in such other installments as are customary from time to time for Company's or Parent's executives. The Base Salary may be adjusted from time to time in accordance with the procedures established by Company or Parent for salary adjustments for executives, provided that the Base Salary shall not be reduced.

   b) Incentive and Benefit Plans. Executive will be entitled to participate in those incentive compensation and benefit plans reserved for the Company's or Parent's executives, including any stock option plan maintained by Parent, in accordance with the terms of such compensation and benefits plans. Executive shall also be permitted to participate in such incentive compensation plans as adopted by the President from time to time. Additionally, the Executive shall be entitled to participate in any other benefit plans sponsored by Company or Parent that employees are eligible for, including but not limited to, any savings plan, life insurance plan and health insurance plan available generally to employees of Company or Parent from time to time, subject to any restrictions specified in, or amendments made to, such plans.

   c) Vacation. The Executive shall be entitled to four (4) weeks vacation during the calendar year, and such additional vacation time as the President shall approve, with such vacation to be scheduled and taken in accordance with the Company's or Parent's standard vacation policies, but this provision is not intended to interfere with or limit Executive's discretion to determine the appropriate time to be devoted to his duties hereunder.

4) BUSINESS EXPENSES

   The Company will reimburse Executive for any and all necessary, customary and usual expenses which are incurred by Executive on behalf of Company, provided Executive



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   provides Company with receipts to substantiate the business expense in accordance with Company's policies or otherwise reasonably justifies the expense to the Company.

4) DEATH OR DISABILITY

   a) Death. This Agreement shall terminate upon Executive's death. Executive's estate shall be entitled to receive the Base Salary due through the date of his death and any incentive compensation payable for quarters ended prior to Executive's death, but no Base Salary or other payment or benefit will be payable after death except as expressly provided elsewhere in this Agreement. The determination of any bonuses or incentive compensation to be payable for quarters ending following Executive's death will be made in accordance with the provisions of any incentive compensation program, practice, or policy in which Executive participates at the time of Executive's death. If there is no written incentive compensation program, policy, or practice in effect at the time of Executive's death, Company, in the exercise of its discretion, may elect to pay to Executive's estate a portion of the incentive compensation to which Executive would have been entitled (had Executive not died) for the year in which this Agreement terminated due to Executive's death.

   b) Disability. This Agreement shall also terminate in the event of Executive's "Disability". For purposes of this Agreement, "Disability" means the total and complete inability of Executive for a minimum period of six (6) months to perform the essential duties associated with his normal position with Company (after any accommodations required by the Americans with Disabilities Act or applicable state law) due to a physical or mental injury or illness that occurs while Executive is actively employed by Company. If this Agreement is terminated due to Executive's Disability, Executive shall receive the severance compensation called for by Section 6(c).

5) TERMINATION BY COMPANY

   a) Termination for Cause. Company may terminate this Agreement at any time during the Initial Term or any Renewal Terms for "Cause" upon written notice to Executive. If Company terminates this Agreement for "Cause", Executive's Base Salary shall immediately cease, and Executive shall not be entitled to severance payments, incentive compensation payments or any other payments or benefits pursuant to this Agreement, except for any vested rights pursuant to any benefit plans in which Executive participates and any accrued compensation, vacation pay and similar items. For purposes of this Agreement, the term "Cause" shall mean the termination of Executive's employment by Company for one or more of the following reasons:

          (1) The criminal conviction for any felony involving theft or embezzlement from Company or any affiliate;

          (2) The criminal conviction for any felony involving moral turpitude that reflects adversely upon the standing of Company in the community;
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(3) The criminal conviction for any felony involving fraud committed against
    Company, any affiliate or any individual or entity that provides goods or services to, receives goods or services from or otherwise deals with Company or any affiliate;

(4) Acts by Executive that constitute repeated and material violations of this Agreement, any written employment policies of Company or Parent, or any written directives of Company or Parent. A violation will not be considered to be "repeated" unless such violation has occurred more than once and after receipt of written notice from Company of such violation; or

(5) Failure to fully cooperate in any investigation by the Company or Parent.

Any termination of Executive when there is not Cause is "without Cause." If Company terminates Executive for Cause, and it is later determined that Cause did not exist, Company will pay Executive the amount he would have received under this Agreement if his employment had been terminated by Company without Cause, plus interest at the Prime Rate published by the Wall Street Journal on the date of termination. Such payments and interest shall be calculated as of the effective date of the initial termination. Payment shall be made within fifteen (15) days after such later determination is made.

b) Termination Without Cause. Company also may terminate this Agreement at any time during the Initial Term or Renewal Terms without Cause. If Company terminates this Agreement pursuant to this paragraph, Company shall provide Executive with ninety (90) days advance written notice. This Agreement shall continue during such notice period. The termination of this Agreement shall be effective on the ninetieth (90th) day (the "Date") following the day on which the notice is given. Company may, at its discretion, place Executive on a paid administrative leave during all or any part of said notice period. During the administrative leave, Company may bar Executive's access to Company's offices or facilities if reasonably necessary to the smooth operation of Company, or may provide Executive with access subject to such reasonable terms and conditions as Company chooses to impose.

c) Severance Compensation. Should Executive's employment by Company be terminated without Cause, Executive shall receive as a lump sum immediately upon such termination the total amount of his Base Salary for the remainder of the Initial Term or current Renewal Term, as applicable, determined as if the employment of the Executive had not been terminated prior to the end of such term and as if the Executive had continued to perform all of his obligations under this Agreement and as an employee and officer of the Company. Executive shall have no duty to mitigate damages in order to receive the Compensation described by this Subsection, and the Compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

d) Incentive Compensation. Executive shall not be entitled to receive any incentive compensation payments for the fiscal quarter in which his employment is terminated for Cause or any later quarters. If Executive is terminated without Cause, Executive shall
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   receive as a lump sum immediately upon such termination the total amount of incentive compensation payments determined in accordance with the provisions of any incentive compensation program, practice, or policy in which Executive participates on the effective date of the termination, determined as if the employment of the Executive had not been terminated prior to the end of the Initial Term or latest Renewal Term, if later, and as if the financial performance of Company upon which the programs, practice, or policy is determined continues as it had been for the immediately preceding last four
   (4) fiscal quarters ended prior to either (i) the date of notice of termination or (ii) the date of termination, as Executive shall elect after receiving the report of such performance for the applicable fiscal quarters, and as if the Executive had continued to perform all of his obligations under this Agreement and as an employee of the Company. Executive shall have no duty to mitigate damages in order to receive the Compensation described by this Subsection and the Compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source. If there is no binding incentive compensation program, policy, or practice in effect on the effective date of the termination, Company, in the exercise of its discretion, may elect to pay Executive a portion of the incentive compensation to which he would have been entitled (had his employment not terminated) for the quarter in which his employment is terminated without Cause.

e) Other Plans. Except to the extent specified in this Section 6 and as provided in this Subsection (e), termination of this Agreement shall not affect Executive's participation in, distributions from, and vested rights under any employee benefit plan of Company, which will be governed by the terms of those respective plans, in the event of Executive's termination of employment. If Executive is terminated without Cause, then Executive shall become fully vested under any and all stock bonus and stock option plans and agreements in which Executive had an interest, vested or contingent. If applicable law or the terms of such plan(s) prohibit such vesting, then Company shall pay Executive an amount equal to the value of the benefits and rights that would have, but for such prohibition, been vested. Executive shall have no duty to mitigate damages in order to receive the Compensation described by this Subsection and the Compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

f) Example. For example, if Company provides notice to Executive of Termination without Cause on January 1, 2002, then the Employment Period ends ninety days thereafter, on April 1, 2002, and Company will pay to Executive in a lump sum payment immediately thereafter the sum of an amount equal to (i) Executive's Base Salary for the next two (assuming the contract started Jan 1, 2002) (2) years plus (ii) the incentive compensation for eight fiscal quarters computed as stated above, and Executive shall become fully vested in all stock bonus and stock option plans and agreements in which Executive had an interest.

6) TERMINATION BY EXECUTIVE
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a)   General. Executive may terminate this Agreement at any time, with or without "Good Reason." If Executive terminates this Agreement without Good Reason, Executive shall provide Company with ninety (90) days advance written notice. If Executive terminates this Agreement with Good Reason, Executive shall provide Company with thirty (30) days advance written notice.

b) Good Reason Defined. For purposes of this Agreement, "Good Reason" shall mean and include each of the following (unless Executive has expressly agreed to such event in a signed writing):

        (1) The demotion of Executive by Company, such as (i) assignment to Executive of any duties that materially are inconsistent with or inferior to his positions, duties, responsibilities, and status with Company as in effect on the date of execution of this Agreement (the "Relevant Date"); or (ii) a materially adverse change in his titles, offices, or authority as in effect on the Relevant Date; except in connection with the termination of this Agreement for Cause, Executive's death or Disability, termination by Executive other than for Good Reason, or the expiration of the Agreement without renewal;

        (2) The recommended travel of Executive by the President in furtherance of Company business which is materially more extensive than Executive's travel or contemplated travel at the Relevant Date;

        (3) Failure by Company to continue in effect any incentive compensation program, policy or practice, or any savings, life insurance, health and accident or disability plan in which Executive is participating on the Relevant Date (or plans which provide Executive with substantially similar benefits) or the taking of any action by Company which would adversely affect Executive's participation in or materially reduce his benefit under any of such plans or deprive him of any material fringe benefit enjoyed by him as of the Relevant Date or any later date. Amendment or modification of said plans, to the extent required pursuant to applicable federal law and the procedures set forth in the respective plan, or amendments of such plans that apply to either all employees generally or all senior executives shall not be considered to be "Good Reason" for purposes of this clause (5);

        (4) Failure of Company to obtain a specific written agreement satisfactory to Executive from any successor to the business, or substantially all the assets of Company, to assume this Agreement or issue a substantially similar agreement;

        (5) The termination or attempted termination of this Agreement by Company purportedly for Cause if it is thereafter determined that Cause did not exist under this Agreement with respect to the termination;
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               (6)  Breach of any material provisions of this Agreement by
                    Company which is not cured within thirty (30) days after receipt by Company of written notice of such breach from Executive; or

               (7) Any action taken by Company over the specific, contemporaneous, written objection of the Executive that is likely (i) to cause a material reduction in the value of this Agreement to Executive or (ii) to materially impair Executive's abilities to discharge his duties hereunder. This provision is not intended to affect either the Company's or Executive's right to terminate this Agreement as provided for elsewhere herein.

     c) Effect of Good Reason Termination. If Executive terminates this Agreement for Good Reason (as defined in Section 7(b)), Executive shall be entitled to receive all of the payments and benefits provided by Section 6 and otherwise in this Agreement to the same extent as if this Agreement had been terminated by Company without Cause.

     d) Effect of Termination without Good Reason. If Executive terminates this Agreement without Good Reason, Executive shall be entitled to receive his Base Salary through the effective date of his termination. Executive's entitlement to receive any other amount shall be determined in accordance with the provisions of any benefit plans in which Executive participates on the effective date of the termination. Executive shall not be entitled to receive any incentive compensation for the quarter in which his employment is terminated by him without Good Reason or any later quarter.

7)   CHANGE IN CONTROL OF COMPANY

     a) General. Company considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Company, Parent and Parent's shareholders. Company and Parent recognize that, as is the case with many publicly held corporations, the continuing possibility of an unsolicited tender offer or other takeover bid for Parent may be unsettling to Executive and other senior executives of Company or Parent and may result in the departure or distraction of management personnel to the detriment of Company, Parent and Parent's shareholders. The President has previously determined that it is in the best interests of Company, Parent and Parent's shareholders for Company to minimize these concerns by making this Change in Control provision an integral part of this Employment Agreement, which would provide the Executive with a continuation of benefits in the event the Executive's employment with Company terminates under certain limited circumstances.

          This provision is offered to help assure a continuing dedication by Executive to his duties to Company notwithstanding the occurrence of a tender offer or other takeover bid. In particular, the President believes it important, should Company or Parent receive proposals from third parties with respect to its future, to enable Executive, without being influenced by the uncertainties of his own situation, to assess and advise the President whether such proposals would be in the best interests of Company, Parent and Parent's shareholders and to take such other action regarding such proposals as the President
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     might determine to be appropriate. The President also wishes to demonstrate to Executive that Company is concerned with his welfare and intends to see he is treated fairly.

b) Continued Eligibility to Receive Benefits. In view of the foregoing and in further consideration of Executive's continued employment with Company, if a Change in Control occurs, Executive shall be entitled to a lump-sum severance benefit provided in subparagraph (c) of this Section 8 if, prior to the expiration of twenty-four (24) months after the Change in Control, Executive notifies Company of his intent to terminate his employment with Company for Good Reason or Company terminates Executive's employment without Cause or if, within thirty (30) days after the first anniversary of the Change in Control, Executive terminates his employment with Company. If Executive triggers the application of this Section by terminating employment for Good Reason, he must do so within sixty days (60) days following his receipt of notice of the occurrence of the last event that constitutes Good Reason. The full severance benefits provided by this Section shall be payable regardless of the period remaining until the expiration of the Agreement without renewal.

c) Receipt of Benefits. If Executive is entitled to receive a severance benefit pursuant to Section 8(b) hereof, Company will provide Executive with the following benefits:

          (1) A lump sum severance payment within (10) days following Executive's last day of work equal to the sum of (i) two times the greater of Executive's annualized Base Salary in effect on the date of termination of employment or Executive's highest annualized Base Salary in effect on any date during the term of this Agreement and (ii) two times the amount of all incentive compensation paid or accrued to Executive for the Company's most recent last four fiscal quarters then ended.

          (2) Executive shall become vested in any and all stock bonus and stock option plans and agreements of Company or Parent that were granted prior to the change in control in which Executive had an interest, vested or contingent. If applicable law prohibits such vesting, then Company shall pay Executive an amount equal to the value of benefits and rights that would have, but for such prohibition, have been vested in Executive.

          (3) Executive will continue to receive life, disability, accident and group health and dental insurance benefits substantially similar to those which he was receiving immediately prior to his termination of employment until the earlier of (i) the end of the period of 24 months following his termination of employment or
              (ii) the day on which he becomes eligible to receive any substantially similar continuing health care benefits under any plan or program of any other employer. The benefits provided pursuant to this Section shall be provided on substantially the same terms and conditions as they were provided prior to the Change in Control, except that the full cost of such benefits shall be paid by Company. Executive's
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         right to receive continued coverage under Company's group health plans pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as it may be amended or replaced from time to time, shall commence following the expiration of his right to receive continued benefits under this Agreement. Executive's right to receive all forms of benefits under this Section is reduced to the extent he is eligible to receive any health care benefit from any other employer without his request to pay any premium with respect thereto.

    (4) Executive shall have no duty to mitigate damages or loss in order to receive the benefits provided by this Section or in this Agreement. If Executive is entitled to receive the payments called for by this
         Section 8(c), Executive's right to receive the compensation provided by
         Section 6(c) or 7(c) shall to the extent of such payments be reduced.

d) Change in Control Defined. For purposes of this Agreement, a "Change in Control" means any one or more of the following events:

    (1) When the individuals who, at the beginning of any period of two years or less, constituted the Board of Parent cease, for any reason, to constitute at least a majority thereof unless the election or nomination for election of each new director was approved by the vote of at least two thirds of the directors then still in office who were directors at the beginning of such period;

    (2) A change of control of Parent through a transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("1934 Act")), excluding affiliates of the Company as of the Effective Date, is or becomes the beneficial owner (as that term is used in Section 13(d) of the 1934 Act) directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of Parent's then outstanding securities;

    (3) Any merger, consolidation or liquidation of Parent in which Parent is not the continuing or surviving company or pursuant to which stock would be converted into cash, securities or other property, other than a merger of Parent in which the holders of the shares of stock immediately before the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger;

    (4) The shareholders of Parent approve any plan or proposal for the liquidation or dissolution of Parent; or

    (5) Substantially all of the assets of Parent are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code") in which Parent is a member of the Relevant Date.
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   e) Good Reason Defined. For purposes of this Section, "Good Reason" shall have the meaning assigned to it in Section 7(b).

   f) Notice of Termination by Executive. Any termination by Executive under this Section 8 shall be communicated by written notice to Company which shall set forth generally the facts and circumstances claimed to provide a basis for such termination.

8) CONFIDENTIALITY

Executive covenants and agrees to hold in strictest confidence, and not disclose to any person, firm or company, without the express written consent of Company, any and all of Company's, Parent's and all other subsidiaries of Parent's (collectively, "Parent's Family") confidential data, including but not limited to information and documents concerning Parent's Family's business, customers, and suppliers, market methods, files, trade secrets, or other "know-how" or techniques or information not of a published nature or generally known (for the duration they are not published or generally known) which shall come into his possession, knowledge, or custody concerning the business of Parent's Family, except as such disclosure may be required by law or in connection with Executive's employment hereunder or except as such matters may have been known to Executive at the time of his employment by Company. This covenant and agreement of Executive shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise so long as such information and data shall be treated as confidential by Parent's Family.

9) RESTRICTIVE COVENANTS

   a) Covenant-not-to-Compete.

        (1) In consideration of Company's agreements contained herein and the payments to be made by it to Executive pursuant hereto, and except for termination of Executive's employment by Company without Cause, or termination of employment by Executive for Good Reason, Executive agrees that, for two years ("Time Period") following his termination of employment and so long as Company is continuously not in default of its obligations to Executive hereunder or under any other agreement, covenant, or obligation, he will not, without prior written consent of Company, consult with or act as an advisor to another company about activity which is a "Competing Business" of such company in the United States, Canada and Europe ("Area"). For
            purposes of this Agreement, Executive shall be deemed to be engaged in a "Competing Business" if, in any capacity, including but not limited to proprietor, partner, officer, director or employee, he engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive with the then actual business in which Company or Parent is engaged on the date of, or any business contemplated by the
            Company's or Parent's business plan in effect on the date of notice of, Executive's termination of employment. Nothing in this subparagraph is intended to limit Executive's ability to own equity in a public company constituting less
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           than one percent (1%) of the outstanding equity of such company, when
           Executive is not actively engaged in the management thereof. Company shall furnish Executive with a good-faith written description of the business or businesses in which Company and Parent are then actively engaged within 30 days after Executive's termination of employment, and only those activities so timely described which are in fact actively engaged by Company and Parent may be treated as activities of which one may be engaged that is competitive with Company and Parent.

    b) Non-Solicitation. Executive recognizes that Parent's Family's customers are valuable and proprietary resources of Parent's Family. Accordingly, Executive agrees that for a period of one year following his termination of employment, and only so long as Company is continuously not in default of its obligations to Executive hereunder or under any other agreement, covenant, or obligation, he will not directly or indirectly, through his own efforts or through the efforts of another person or entity, solicit business from any individual or entity located in the United States, Canada, and Europe-which obtained services from Parent's Family at any time during Executive's employment with Company, he will not solicit business from any individual or entity located in the United States, Canada, or Europe which was solicited by Executive on behalf of Parent's Family, and he will not solicit employees of Parent's Family who would have the skills and knowledge necessary to enable or assist efforts by Executive to engage in a Competing Business.

    c) Remedies: Reasonableness. Executive acknowledges and agrees that a breach by Executive of the provisions of this Section 10 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of this Section. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Executive.

       Executive expressly acknowledges and agrees that (i) the Restrictive Covenants contained herein are reasonable as to time and geographical area and do not place any unreasonable burden upon him; (ii) the general public will not be harmed as a result of enforcement of these Restrictive Covenants; and (iii) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.

    d) Change of Control. The provisions of this Section 10 shall lapse and be of no further force or effect if Executive's employment is terminated by Company "without Cause" or by Executive for "Good Reason."

10) BENEFIT AND BINDING EFFECT

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This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, including but not limited to any company, person, or other entity which may acquire all or substantially all of the assets and business of Company or any company with or into which Company may be consolidated or merged, and Executive, his heirs, executors, administrators, and legal representatives, provided that the obligations of Executive may not be delegated.

11) NOTICES

All notices hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested:

     If to Company, to:    Insight Worldwide, Inc.
                           c/o Michael Gumbert, President, COO
                           6820 South Harl Avenue
                           Tempe, Arizona 85283

     If to Executive, to:  Dino Farfante
                           904 W. Windsong Drive
                           Phoenix, Arizona 85045

Either party may change the address to which notices are to be sent to it by giving ten (10) days written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on personal delivery or on the date of deposit in the United States mail in the manner provided for giving notice by mail.

12) ENTIRE AGREEMENT

The entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between Executive and Company with respect to the relationship of Executive with Company, except with respect to other continuing or future bonus, incentive, stock option, health, benefit and similar plans or agreements.

13) GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona.

14) CAPTIONS

The captions included herein are for convenience and shall not constitute a part of this Agreement.

15) DEFINITIONS


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Throughout this Agreement, certain defined terms will be identified by the capitalization of the first letter of the defined word or the first letter of each substantive word in a defined phrase. Whenever used, these terms will be given the indicated meaning.

16) SEVERABILITY

If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. Any such reformation shall be read as narrowly as possible to give the maximum effect to the mutual intentions of Executive and Company.

17) TERMINATION OF EMPLOYMENT

The termination of this Agreement by either party also shall result in the termination of Executive's employment relationship with Company in the absence of an express written agreement providing to the contrary. Neither party intends that any oral employment relationship continue after the termination of this Agreement.

18) TIME IS OF THE ESSENCE

Company and Executive agree that time is of the essence with respect to the duties and performance of the covenants and promises of this Agreement.

19) NO CONSTRUCTION AGAINST EITHER PARTY

This Agreement is the result of negotiation between Company and Executive and both have had the opportunity to have this Agreement reviewed by their legal counsel and other advisors. Accordingly, this Agreement shall not be construed for or against Company or Executive, regardless of which party drafted the provision at issue.

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                                COMPANY:
                                INSIGHT DIRECT WORLDWIDE,INC.
                                an Arizona corporation



                                /s/ Michael Gumbert
                                -------------------------------
                                Michael Gumbert, President, COO



                                EXECUTIVE:
                                Dino Farfante, COO and Executive Vice
                                President, Sales and Marketing



                                /s/ Dino Farfante
                                -------------------------------
                                Dino Farfante